Exhibit 10.3

EXECUTION VERSION

CO-LENDER AGREEMENT

Dated as of September 28, 2026

by and among

NREF OP IV REIT SUB, LLC,
in its capacity as Administrative Agent,

NREF OP IV SUBHOLDCO, LLC,
as Initial Note A-1 Holder,

IIP LIFE SCIENCE INVESTMENTS II LLC,
as Initial Note A-2 Holder, and

NREF OP IV SUBHOLDCO, LLC,
as Initial Note A-3 Holder

TABLE OF CONTENTS

Page

Article I DEFINITIONS		2

1.1	Terms Defined in this Agreement	2
1.2	Definitions Incorporated from Other Agreements	7

Article II THE ADMINISTRATIVE AGENT AND SERVICER		7

2.1	Appointment and Authorization	7
2.2	Actions Requiring Consent and Approval	7
2.3	Liability of Administrative Agent	13
2.4	Reliance by Administrative Agent	13
2.5	Representations and Warranties	14
2.6	Noteholder Indemnification	15
2.7	Expenses of Noteholders	16
2.8	Administrative Agent, Servicer, Noteholders and Affiliates in Individual Capacity	16
2.9	Successor Administrative Agent and Servicer	17
2.10	Additional Administrative Agent Duties	17
2.11	Bankruptcy of Borrower; Return of Funds	18

Article III REPLACEMENT NOTES		19

3.1	Replacement Notes	19

Article IV PRIORITY; DISTRIBUTIONS		19

4.1	Priority	19
4.2	Distributions	19
4.3	Priority of Payments	20
4.4	Other Distributions	20

Article V DISTRIBUTIONS AFTER WORKOUTS		21

5.1	Distributions after Workouts	21

Article VI PROTECTIVE ADVANCES		21

6.1	Protective Advances	21

Article VII SUBSEQUENT FUNDING		22

7.1	Subsequent Funding	22
7.2	Intercreditor Payments	23

Article VIII MISCELLANEOUS		24

8.1	Terms of Agreement	24
8.2	Modifications	24
8.3	Successors and Assigns	24
8.4	Notices	24
8.5	Prior Agreements	24
8.6	Conflict; Construction of Documents	24
8.7	Governing Law	24

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8.8	Submission to Jurisdiction	25
8.9	WAIVER OF JURY TRIAL	25
8.10	Counterparts	25
8.11	Third-Party Beneficiaries	26
8.12	A-2 Noteholder Right of First Offer	26

Article IX REIT PROTECTIONS		26

9.1	Definitions	26
9.2	Safe Harbor Acknowledgment	26
9.3	Administration and Remedies Consistent with Safe Harbor	27
9.4	IIP Control Rights to Protect REIT Status	28
9.5	A-2 Noteholder Purchase Option	28
9.6	Additional Requirements	29
9.7	Control; Conflicts	30

Exhibit A	Loan Documents
Exhibit B	Notice Addresses
Exhibit C	Commitment Percentages

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CO-LENDER AGREEMENT

THIS CO-LENDER AGREEMENT dated as of September 28, 2026 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), is made between NREF OP IV REIT SUB, LLC, a Delaware limited liability company, having a place of business at 300 Crescent Court, Suite 700, Dallas, Texas 75201, as Administrative Agent (in such capacity, “Initial Administrative Agent”), NREF OP IV SUBHOLDCO, LLC, a Delaware limited liability company, having an office at 300 Crescent Court, Suite 700 Dallas, Texas 75201, (in such capacity, “Initial A-1 Noteholder”), IIP LIFE SCIENCE INVESTMENTS II LLC, a Delaware limited liability company, having an office at 11440 W. Bernardo Court, San Diego, California 92127 (in such capacity, “Initial A-2 Noteholder”), and NREF OP IV SUBHOLDCO, LLC, a Delaware limited liability company, having an office at 300 Crescent Court, Suite 700, Dallas, Texas 75201, (in such capacity, “Initial A-3 Noteholder”) and the other Persons (as defined herein) that become Noteholders (as defined herein) and parties to this Agreement from time to time in accordance with the terms hereof.

W I T N E S S E T H:

WHEREAS, IQHQ-ALEWIFE HOLDINGS, LLC, a Delaware limited liability company (“Borrower”), Initial Administrative Agent and Initial A-1 Noteholder entered into that certain Amended and Restated Mezzanine Loan and Security Agreement dated as of September 30, 2025, that certain First Amendment to Amended and Restated Mezzanine Loan and Security Agreement dated as of March 31, 2026, that certain Second Amendment to Amended and Restated Mezzanine Loan and Security Agreement dated as of April 16, 2026, that certain Third Amendment to Amended and Restated Mezzanine Loan and Security Agreement dated as of April 24, 2026 and that certain Fourth Amendment to Amended and Restated Mezzanine Loan and Security Agreement dated as of May 1, 2026, and that certain Fifth Amendment to Amended and Restated Mezzanine Loan and Security Agreement dated as of May 15, 2026 (as so amended, and as the same may be amended, supplemented or otherwise modified from time to time, the “Existing Loan Agreement”), whereby Lenders (as defined in the Existing Loan Agreement) made a loan (the “Initial Loan”) to Borrower in the maximum amount of ONE HUNDRED THIRTY-THREE MILLION and 00/100 Dollars ($133,000,000.00) for the purposes as set forth in the Loan Agreement;

WHEREAS, to evidence the Loan, the Borrower executed and delivered that certain Mezzanine Promissory Note (“Note A-1”) in the maximum principal amount of up to $133,000,000 in favor of Initial A-1 Noteholder, dated as of September 30, 2025;

WHEREAS, to secure the Note A-1, Borrower granted for the benefit of the Initial Administrative Agent and Initial A-1 Noteholder that certain Mezzanine Pledge and Security Agreement (Sole Member) dated as of January 26, 2024 (as amended, modified, supplemented, restated or replaced from time to time, the “Sole Member Pledge Agreement”) pledging 100% of the direct membership interests in IQHQ-ALEWIFE MEMBER, LLC, a Delaware limited liability company, which owns one hundred percent (100%) of the limited liability company interests in IQHQ-ALEWIFE, LLC, a Delaware limited liability company (“Mortgage Borrower”);

WHEREAS, to secure the Note A-1, IQHQ-ALEWIFE MEMBER, LLC, a Delaware limited liability company, granted for the benefit of the Initial Administrative Agent and Initial A-1 Noteholder, that certain Mezzanine Pledge and Security Agreement (Mortgage Borrower), dated as of January 26, 2024 (as amended, modified, supplemented, restated or replaced from time to time, the “Mortgage Borrower Pledge Agreement” and together with the Sole Member Pledge Agreement, the “Pledge Agreements”) pledging 100% of the direct membership interests in Mortgage Borrower, which Mortgage Borrower owns certain real property in Cambridge, Massachusetts (the “Property”);

WHEREAS, the A-1 Note and the obligations of Borrower contained therein are and shall continue to remain secured by the Pledge Agreement;

WHEREAS, to further evidence the Loan, the Borrower additionally executed or caused to be executed and delivered in favor of Initial A-1 Noteholder the documents listed on Exhibit A attached hereto and made a part hereof (such documents listed on Exhibit A, collectively, the “Loan Documents”);

WHEREAS, the Initial A-1 Noteholder appointed the Initial Administrative Agent as the administrative agent pursuant to the Existing Loan Agreement.

WHEREAS, the Borrower has requested that the Lenders increase the Loan by the maximum principal amount of $267,000,000 (the “Loan Increase”). The Lenders are willing to increase the Loan pursuant to, and in accordance with, the terms of that certain Sixth Amendment to Amended and Restated Mezzanine Loan and Security Agreement of even date herewith by and between Borrower and Initial Administrative Agent and the Lenders (the “Sixth Amendment”). Concurrently herewith, Borrower is executing and delivering to Initial Administrative Agent on behalf of the Lenders (1) that certain Mezzanine Promissory Note B (“Note A-2”) in the maximum principal amount of $245,000,000.00 made by Borrower in favor of Initial A-2 Noteholder, and (2) that certain Mezzanine Promissory Note C (“Note A-3”) (each of Note A-1, Note A-2 and Note A-3 is referred to herein as a “Note” and collectively, as the “Notes”) in the maximum principal amount of $22,000,000.00 made by Borrower in favor of Initial A-3 Noteholder. (The Existing Loan Agreement, as amended by the Sixth Amendment, is referred to herein as the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings given thereto in the Loan Agreement.

WHEREAS, the Lenders desire to establish the relative rights, benefits, obligations and priorities of the Noteholders (as defined herein) with respect to the Loan.

NOW THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I

DEFINITIONS

1.1          Terms Defined in this Agreement. As used herein, the following capitalized terms shall have the following meanings:

“A-1 Noteholder” means the Initial A-1 Noteholder and any subsequent holder of Note A-1 that becomes a party to this Agreement.

“A-2 Noteholder” means the Initial A-2 Noteholder and any subsequent holder of Note A-2 that becomes a party to this Agreement.

“A-3 Noteholder” means the Initial A-3 Noteholder and any subsequent holder of Note A-3 that becomes a party to this Agreement.

“Accepted Servicing Practices” means to service, manage and administer the Loan using good faith business judgment and the same degree of care and diligence with which Administrative Agent services and administers loans similar to the Loan that Administrative Agent owns for its own account, acting in accordance with applicable law, the terms of this Agreement and the Loan Documents.

“Administrative Agent” means Initial Administrative Agent and any successor Administrative Agent appointed pursuant to the terms of this Agreement and the Loan Agreement.

“Affiliate” means, as to any particular Person, any Person directly or indirectly, through one or more intermediaries, Controlling, Controlled by or under common Control with the Person or Persons in question.

“Agreement” is defined in the Preamble hereto.

“Bankruptcy Proceeding” means any case, proceeding or other action against the applicable Person under any existing or future law of any applicable jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors.

“Borrower” is defined in the Recitals hereto.

“Borrower Party” means any Person that, directly or indirectly, (1) owns more than ten percent (10%) of, or (2) is in control of, is controlled by or is under common ownership or control with, Borrower or Guarantor, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Closing Date Advance” has the meaning set forth in Section 2.7.

“Commitment” or “Commitments” means, with respect to a given Noteholder, such Noteholder’s undivided legal and beneficial interest in the Loan, the interest thereon, and any fees and other sums payable under the Loan Documents with respect thereto, and any proceeds of the foregoing. The Commitment of each Noteholder shall be equal to the percentages specified in Exhibit C to this Agreement with respect to a Noteholder, subject to any Transfers of portions of the Loan made in accordance with the terms of this Agreement. For the avoidance of doubt, the funding of any Protective Advance by any Noteholder shall not increase the Commitment of such funding Noteholder.

“Control” with respect to any Person, means either (i) the ownership, directly or indirectly, of more than fifty percent (50%) (except where the word “control” is otherwise defined in this Agreement) of the beneficial interests in such Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise. “Controlled by,” “controlling” and “under common control with” shall (except where the word “control” is otherwise defined in this Agreement) have the respective correlative meanings thereto.

“Costs” is defined in Section 4.4.

“Directing Mezzanine Lender” has the meaning assigned to such term in the Intercreditor Agreement.

“Existing Loan Agreement” is defined in the Recitals.

“IIP” means IIP Life Science Investments II LLC and Innovative Industrial Properties, Inc. and any of their direct or indirect subsidiaries.

“IIP Lender Obligations” means all Debt and all other obligations, indebtedness and liabilities of Borrower under the Agreement and the other Loan Documents that are evidenced by, or arise in respect of, Note A-2, or that are otherwise owing to any IIP Lender in its capacity as such, provided, however, that, notwithstanding the foregoing or anything in the Loan Documents to the contrary, the IIP Lender Obligations shall not include, and expressly exclude, any obligations, indebtedness or liabilities under or in respect of the Carry Guaranty, all of which shall constitute Non-IIP Lender Obligations, as more particularly set forth in Section 19(f) of the Sixth Amendment. The IIP Lender Obligations constitute the “REIT Lender Obligations”, and the Non-IIP Lender Obligations constitute the “Non-REIT Lender Obligations” in each case as defined in the Sixth Amendment.

“Indemnified Liabilities” is defined in Section 2.6.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of September 30, 2025, by and among the Senior Lenders and the Mezzanine Lenders, as amended by the First Amendment to Intercreditor Agreement of even date herewith and as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“Initial Administrative Agent” shall have the meaning assigned to such term in the Preamble hereto.

“Initial A-1 Noteholder” is defined in the Preamble hereto.

“Initial A-2 Noteholder” is defined in the Preamble hereto.

“Initial A-3 Noteholder” is defined in the Preamble hereto.

“Initial Loan” is defined in the Recitals.

“Loan” means the Initial Loan as modified by the Loan Increase.

“Loan Increase” is defined in the Recitals.

“Loan Agreement” is defined in the Recitals.

“Loan Documents” is defined in the Recitals.

“Mortgage Borrower” is defined in the Recitals.

“Mortgage Borrower Pledge Agreement” is defined in the Recitals.

“Non-IIP Lender Obligations” means all Debt and all other obligations, indebtedness and liabilities of Borrower under the Agreement and the other Loan Documents, other than the IIP Lender Obligations.

“Non-IIP Lender” means any Lender that is not IIP.

“Pledge Agreements” is defined in the Recitals.

“Note” and “Notes” are defined in the Recitals and shall also refer to any Replacement Note(s) given in replacement or substitution therefor. For the avoidance of doubt, Note A-1, Note A-2 and Note A-3 correspond to, and are the same instruments as, “Note A,” “Note B” and “Note C”, respectively, as such terms are defined in the Loan Agreement.

“Note A-1” is defined in the Recitals.

“Note A-2” is defined in the Recitals.

“Note A-3” is defined in the Recitals.

“Noteholder” means each of (i) A-1 Noteholder, (ii) A-2 Noteholder, (iii) A-3 Noteholder and (iii) the holder of any Replacement Note(s).

“Noteholder Reply Period” is defined in Section 2.2(e).

“Note Principal Balance” means, with respect to a Note, at any time of determination, the outstanding amount of Loan proceeds advanced under such Note (including any Loan Increase Closing Fees and interest payments advanced by the Noteholders in accordance with the Loan Agreement) less any payments of principal thereon received or made on or before the applicable time of determination; provided that the “Note Principal Balance” shall not include any amounts funded by a Noteholder as a Protective Advance.

“Note Purchase Price” has the meaning set forth in Section 9.5(a).

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Pledge Agreements” is defined in the Recitals.

“Pro Rata Share” means, as of any date, the ratio (expressed as a percentage) of the Commitment of a Noteholder to the aggregate of all Commitments of all of the Noteholders, which is initially as set forth on Exhibit C attached hereto.

“Pro Rata Share (Loan Increase)” means, as of any date, the ratio (expressed as a percentage) of the Commitment of A-2 Noteholder and A-3 Noteholder to the aggregate of all Commitments of both A-2 Noteholder and A-3 Noteholder.

“Property” is defined in the Recitals.

“Protective Advance” means all sums required to be expended in respect of any (or all) of the following: (i) to remove any lien or security interest on the pledged collateral that is senior to the lien of the Pledge Agreements, (ii) to pay real property taxes, insurance premiums or other operating expenses or capital expenses not paid by the Borrower or Mortgage Borrower, (iii) to protect and preserve the value or safety of the security of any collateral given as security for the Loan, (iv) to pay for expenditures which are emergency in nature, or which are necessary to prevent personal injury, the occurrence of life safety or health issues and/or material damage or substantial economic harm to the Property, or which are required by applicable law and (v) to cure any default under the Senior Loan.

“Repayment Pro Rata Share” means, as of any date, the ratio (expressed as a percentage) of (x) the aggregate of the Commitment funded by a Noteholder to (y) the aggregate of all advances funded by the Noteholders, on account of their respective Commitments.

“Removal Notice” is defined in Section 2.9.

“Replacement Note” or “Replacement Notes” shall have the meanings assigned to such terms in Section 3.1.

“Required Noteholders” means Noteholders who, in the aggregate, hold a Pro Rata Share equal to one hundred percent (100%).

“Securities Act” means the Securities Act of 1933, as amended.

“Servicer” means NREF OP IV REIT SUB, LLC, and any other servicer or special servicer engaged by Administrative Agent to perform servicing and/or special servicing duties with respect to the Loan.

“Servicing Fee” means the fee payable to any Servicer for servicing the Loan.

“Sixth Amendment” is defined in the Recitals.

“Transfer” means any assignment, pledge, conveyance, sale, transfer, mortgage, encumbrance, grant of a security interest in, issuance of a participation interest, or other disposition, either directly or indirectly, by operation of law or otherwise.

“Unanimous Decision” shall have the meaning assigned to such term in Section 2.2(b).

“Unfunded Commitment” means the obligation of a Noteholder to make future advances pursuant to such Noteholder’s Commitment under any Loan Agreement.

“Unfunded Pro Rata Share” means, as of any date, the ratio (expressed as a percentage) of the Unfunded Commitment of a Noteholder to the aggregate of all Unfunded Commitments of all of the Noteholders, which is initially as set forth on Exhibit C attached hereto.

1.2           Definitions Incorporated from Other Agreements. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

Article II

THE ADMINISTRATIVE AGENT AND SERVICER

2.1           Appointment and Authorization.

(a)            Each Noteholder hereby irrevocably reaffirms and ratifies the appointment of Administrative Agent as the Administrative Agent under the Loan Agreement.

(b)            Subject to Sections 2.2 and Article IX to the duty of the Administrative Agent to comply with the terms of the Loan Agreement, each Noteholder authorizes Administrative Agent to take such actions on its behalf under the provisions of the Loan Agreement and the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to it by the terms of the Loan Agreement and the Loan Documents, together with such powers as are reasonably incidental thereto, and each Noteholder agrees that it shall be bound by the terms of the Loan Agreement, this Agreement and the Loan Documents and by any actions or decisions taken by Administrative Agent under the Loan Agreement, this Agreement and/or the Loan Documents pursuant to their respective terms.

(c)            Each Noteholder expressly and irrevocably waives for itself and any Person claiming through or under any such Noteholder any and all rights that it may have under Article 9 of the Uniform Commercial Code or the provisions of any similar law that would permit a Noteholder to independently enforce any remedies against the pledged collateral or initiate any UCC foreclosure or other enforcement proceedings.

(d)            Each Noteholder and Administrative Agent hereby acknowledges and agrees that the rights and obligations of the Noteholders and Administrative Agent hereunder shall be subject to Article IX and the terms and provisions of this Agreement, the Loan Agreement and the Loan Documents.

2.2           Actions Requiring Consent and Approval. The rights, duties and powers granted to Administrative Agent in this Agreement are intended by the Noteholders to be exclusive and broad, subject to the duty of Administrative Agent to comply with Accepted Servicing Practices, the Loan Documents and all applicable laws and the consent requirements expressed in this Section 2.2 in connection with any action under the Loan Documents that is taken by Administrative Agent.

(a)            Administrative Agent shall not take any of the following actions and shall not authorize Servicer to take any of the following actions, unless Administrative Agent has first received the written consent of A-2 Noteholder (it being agreed that if the “Lender” is required to be reasonable with respect to approving or consenting to a given action or item under the Loan Agreement or other Loan Documents, then the A-2 Noteholder shall be reasonable in providing its consent or approval of such action or item hereunder):

(i)            to purchase the Senior Loan;

(ii)           to replace Senior Lender;

(iii)          to cure defaults under the Senior Loan; and

(iv)          make or authorize any Advance of Loan proceeds under Note A-2 (other than an Advance to pay interest on a Note, a Protective Advance, or the September Loan Advance or Loan Increase Closing Fees expressly contemplated by the Sixth Amendment) without the prior written consent of the A-2 Noteholder, provided that the A-2 Noteholder shall be subject to any applicable Defaulting Lender provisions in the Loan Agreement if it fails to make Advances under Note A-2 to the extent that the conditions to such advance in the Loan Agreement are satisfied;

provided, however, that (x) unless A-1 Noteholder and the A-2 Noteholder agree to any of the foregoing actions described in clauses (i), (ii) and (iii), A-2 Noteholder shall fund the entire amount necessary to cause such action(s) and (y) if A-2 Noteholder does not timely consummate any of the foregoing actions, A-1 Noteholder may unilaterally take such action if A-1 Noteholder funds the entire amount necessary to cause such action.

(b)            Administrative Agent shall not take any of the following actions and shall not authorize Servicer to take any of the following actions, unless Administrative Agent has first received the written consent of all Noteholders (a “Unanimous Decision”) (it being agreed that if the “Lender” is required to be reasonable with respect to approving or consenting to a given action or item under the Loan Agreement or other Loan Documents, then the Noteholders shall be reasonable in providing their consent or approval of such action or item hereunder):

(i)            extend or shorten the Maturity Date (except in accordance with the terms and conditions of any extension options contained in the Loan Documents) or the date on which any monthly payment of principal and interest on the Loan is due and payable to Noteholders (except in accordance with the terms and conditions of any extension options contained in the Loan Documents);

(ii)           cross-default the Loan with any other loan;

(iii)          consent to or waive any provision of the Loan Documents relating to the sale, transfer or encumbrance of any portion of the Property (or any interest therein) or any direct or indirect ownership interest therein or any direct or indirect ownership interest in Borrower (or any interest therein), except as may be expressly provided for in the Loan Documents without Lender’s consent, or amend, modify or waive any provision of the Loan Agreement relating to the foregoing;

(iv)          release, in whole or in part, the liability of any party for the payment of the indebtedness evidenced by the Notes or for the performance of any monetary or material non-monetary obligations under the Loan Documents (including, without limitation, releasing any guarantor from any obligations under any Loan Documents);

(v)           determine the amount of any credit bid to be made by Administrative Agent in any UCC foreclosure;

(vi)          modify the terms and provisions of any “Event of Default” under the Loan Documents;

(vii)         (A) consent to any additional indebtedness of Borrower (whether or not secured by all or any portion of the Property), except indebtedness that is expressly permitted to be incurred by Borrower pursuant to the Loan Documents and/or trade payables and other indebtedness incurred by Borrower in the ordinary course of its business or (B) amend, modify or waive any material provision of the Loan Agreement or other Loan Documents relating to the foregoing;

(viii)        except as otherwise provided in Section 2.2(d) below, accelerate the Loan, sue on the Notes evidencing the Loan, exercise remedies under the Pledge Agreements, including through a UCC foreclosure or other sale of the pledged collateral, or sue or make demand on any guaranty or any environmental indemnity;

(ix)           take any action with respect to any environmental condition on the Property;

(x)           accept, receive or apply any prepayment of all or any portion of the principal of the Loan other than as is expressly permitted under the terms of the Loan Documents;

(xi)          agree to any forbearance arrangements in connection with any monetary or material non-monetary Default or Event of Default of any Borrower Party under the Loan Documents which contemplates a forbearance of more than thirty (30) consecutive days (provided that the foregoing shall not prohibit Administrative Agent from entering into any pre-negotiation agreements with any Borrower Party);

(xii)         approve changes in zoning of the Property;

(xiii)        approve any Affiliate (as defined in the Loan Agreement) transactions that are otherwise prohibited by the terms of the Loan Agreement;

(xiv)        solely to the extent approval of Administrative Agent or Lender is required pursuant to the Loan Documents, approve any new Leases or any modifications, terminations or assignments of any new or existing Leases;

(xv)         waive the payment of any late charge or interest accruing at the Default Rate (or reduce the rate of the Default Rate at which interest accrues) for a period of more than five (5) consecutive days;

(xvi)        consent to any material modification of any of the Senior Loan Documents or Mortgage Loan Documents (other than as described in Section 2.2(a) above);

(xvii)       the making of any Protective Advance;

(xviii)      modify the terms of the Intercreditor Agreement; or

(xix)         exercise any rights, consents or approvals under the Intercreditor Agreement (other than to purchase the Senior Loan and take the other actions described in Section 2.2(a)).

(xx)          agree to reduce, waive, defer or forgive all or any portion of the principal amount of the Loan (including, without limitation, in connection with the acceptance of a discounted payoff of the Loan) or any accrued non-default interest thereon, or enter into any other amendment, forbearance, modification or waiver of the Loan Agreement or the other Loan Documents, which amendment, forbearance, modification or waiver would reduce payment of the underlying principal amount or reduce the non-default interest rate;

(xxi)         increase the principal amount of the Loan, other than in connection with any Protective Advances made by Administrative Agent or any of the Noteholders in accordance with this Agreement or the Loan Agreement;

(xxii)        release, substitute or subordinate, in whole or in part, any material portion of any collateral for the Loan to any lien that secures borrowed money, except as may be expressly permitted in the Loan Documents without Lender’s consent;

(xxiii)       consent to or accept any cancellation or termination of any of the Loan Documents;

(xxiv)       waive any monetary Event of Default or material non-monetary Event of Default on the part of the Borrower or Guarantor;

(xxv)        file or consent to filing of any bankruptcy or insolvency petition with respect to the Borrower or any member or partner of the Borrower or any guarantor or vote on any plan of reorganization, restructuring or similar event in any bankruptcy or similar proceeding of the Borrower or any partner or member of the Borrower or any guarantor or take any other material action in any such proceeding (including buying claims of third-party creditors); or

(xxvi)       consent to any Transfers other than a Transfer permitted under the Loan Agreement.

(c)            In addition to the required consents or approvals referred to in subsections (a) and (b) of this Section 2.2 above, Administrative Agent may, but shall not be required to, in Administrative Agent’s sole discretion, at any time request instructions or approval from the Required Noteholders with respect to any actions or approvals which, by the terms of this Agreement or of any of the Loan Documents, Administrative Agent would otherwise be permitted or required to take or to grant without consent from the Required Noteholders, and if such instructions are promptly requested, Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any consent or approval and shall not be under any liability whatsoever for refraining from taking any action or withholding any consent or approval under any of the Loan Documents until it shall have received such instructions from the Required Noteholders, in which case, Administrative Agent shall act upon such direction from the Required Noteholders, so long as such action (i) does not violate applicable law or any provisions of the Loan Documents, and (ii) is reasonable under the circumstances and Administrative Agent shall be relieved from the requirement to follow Accepted Servicing Practices to the extent it has received instructions from the Required Noteholders. Without limiting the foregoing, no Noteholder shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Noteholders (except to the extent that Administrative Agent takes an action without the unanimous consent of the Noteholders with respect to a Unanimous Decision).

(d)            If an Event of Default occurs under any of the Loan Documents, unless Administrative Agent has received a contrary direction from the Required Noteholders, Administrative Agent may, in accordance with Acceptable Servicing Practices, but without the consent of the Noteholders (except to the extent Noteholder consent is expressly required under Section 2.2(a) or (b)) exercise or refrain from exercising rights and remedies under the Loan Documents; provided, however, if (i) such Event of Default constitutes a monetary Event of Default or a material non-monetary Event of Default, (ii) such Event of Default remains uncured for a period of more than ninety (90) consecutive days and (iii) Administrative Agent has not otherwise received written direction from the Required Noteholders with respect to commencing the enforcement of remedies or otherwise effectuating a consensual work-out of the Loan, then Administrative Agent shall, and is hereby authorized by the Noteholders to, (x) if it has not already done so, accelerate the Loan and (y) commence and prosecute to completion a UCC foreclosure of the pledged collateral and exercise of any other remedies it determines are appropriate in accordance with Accepted Servicing Practices; provided, further, that in the event the Required Noteholders provide Administrative Agent with a contrary direction at any time (including after Administrative Agent has commenced enforcing any remedies under the Loan Documents), then Administrative Agent shall follow such direction. At all times from and after the occurrence of such Event of Default, Administrative Agent shall keep the Noteholders fully apprised of all such actions and any actions thereafter taken or proposed to be taken by Administrative Agent shall remain subject to the further consent and approval of the Required Noteholders as may be applicable pursuant to the applicable provisions of this Section 2.2.

(e)            Each Noteholder acknowledges it has received and has approved the Loan Documents. Each Noteholder agrees that any action taken by Administrative Agent that is permitted hereunder without the consent of the Noteholders (provided, such action is in accordance with Accepted Servicing Practices), and the exercise by Administrative Agent of other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Noteholders. All communications from Administrative Agent to the Noteholders requesting a Noteholder’s determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Noteholder, but may be given by email to the email address set forth on Exhibit B, (ii) shall be delivered in accordance with Section 8.4, (iii) shall be accompanied by a reasonably detailed description of the matter or item as to which such determination, approval, consent or disapproval is requested, or shall advise each Noteholder where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, (iv) shall include, to the extent not previously provided to the Noteholders, all written materials (to the extent necessary to make an informed decision) provided to the Administrative Agent with respect of the matter or issue to be resolved, and (v) shall include Administrative Agent’s recommended course of action or determination in respect thereof. Each Noteholder shall reply promptly, but in any event within the earlier of (x) five (5) Business Days after receipt of the request therefor from Administrative Agent and (y) two (2) Business Days less than the period given to respond to such request under the Loan Documents, as the case may be (the “Noteholder Reply Period”); provided, that the Administrative Agent may, in its sole discretion, shorten the Noteholder Reply Period if the Loan Documents, any third party agreements (including, without limitation, insurance policies) benefiting the Borrower, Guarantor or the Property, emergency or life safety issues affecting the Property or any Governmental Authority with jurisdiction over the Borrower, Guarantor or Property impose or require a shorter time period to respond. Each request for Noteholder consent under Section 2.2(a) or (b) or elsewhere in this Agreement shall be marked in bold lettering with the following language: “NOTEHOLDER’S RESPONSE IS REQUIRED WITHIN [___] (__) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE IN ACCORDANCE WITH THE TERMS OF THE CO-LENDER AGREEMENT,” with the blank in such language replaced by the applicable number. Unless a Noteholder delivers written notice to Administrative Agent, within the Noteholder Reply Period, that the Noteholder objects to the recommendation or determination of Administrative Agent, the Noteholder shall be deemed to have approved of or consented to such recommendation or determination. With respect to Unanimous Decisions, Administrative Agent shall submit its recommendation or determination for approval of or consent to such recommendation or determination to each Noteholder along with such request for Noteholder consent and upon receiving the required approval or consent shall follow the course of action or determination recommended by Administrative Agent or such other course of action recommended in a single instrument executed by the Required Noteholders or all of the Noteholders, as applicable, and each non-responding Noteholder shall be deemed to have concurred with such recommended course of action.

(f)             Notwithstanding anything to the contrary set forth in Section 2.2(a) or (b) above, Administrative Agent may grant waivers of conditions to future funding draws or the release of escrows under the Loan Documents on a case-by-case basis in accordance with Accepted Servicing Practices but only (x) with respect to future funding draws with respect to the Note A-2, with the consent of the A-2 Noteholder, and (y) with respect to future funding draws with respect to Note A-3, with the consent of the A-3 Noteholder; provided, however, that no waiver of any condition to an Advance under Note A-2 or release of escrows under the Loan Documents, whether or not such condition is material, may be granted without the prior written consent of the A-2 Noteholder.

(g)            Administrative Agent shall forward to each Noteholder, within five (5) Business Days after receipt, any request for approval under Section 5.1.25 of the Loan Agreement together with all materials accompanying such request. Notwithstanding anything to the contrary in this Agreement or the Loan Agreement, Administrative Agent shall not permit any approval of a new Lease or any amendment, modification, renewal or extension of a Lease to be deemed given under Section 19.31 of the Loan Agreement (or any comparable deemed-approval provision) with respect to any Lila Lease or any Major Lease without first obtaining the written consent of the Noteholders required under this Section 2.2. The Noteholder Reply Period with respect to any such request shall be measured against the full period available to Administrative Agent under Section 19.31 of the Loan Agreement, and not against any shortened second-request period.

2.3           Liability of Administrative Agent. Neither Administrative Agent, nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (except to the extent resulting from its own gross negligence, fraud or willful misconduct), or (b) be responsible in any manner to any of the Noteholders for any recital, statement, representation or warranty made by Borrower, Guarantor, or any member, partner, shareholder or officer of Borrower or Guarantor, contained in any Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or Servicer under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any lien, pledge or security interest therein), or for any failure of Borrower, Guarantor or any other party to any Loan Document to perform its obligations hereunder or thereunder. Administrative Agent shall not be under any obligation to any Noteholder to ascertain or to inquire as to the observance or performance of any of the terms or agreements contained in, or conditions of, any Loan Document, or to inspect the properties, books or records of Borrower or Guarantor, but this statement shall not be construed to limit Administrative Agent’s duties to deliver notices and information as and to the extent provided in the other provisions of this Agreement. None of Administrative Agent or any of its directors, officers, employees or agents shall be liable for any action taken or omitted to be taken by Servicer (except to the extent resulting solely from Administrative Agent’s gross negligence, fraud or willful misconduct).

2.4           Reliance by Administrative Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, facsimile or telephone message, statement or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper person or party, and upon advice and statements of legal counsel (including legal counsel to Borrower), independent accountants and other experts selected by Administrative Agent or Servicer, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action or make any decision under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Noteholders. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting or making decisions, under this Agreement or any other Loan Document in accordance with a request, consent or direction of the Required Noteholders, and such request and any action taken or decision made or failure to act or make a decision pursuant thereto shall be binding upon all of the Noteholders, and Administrative Agent shall in all cases not involving matters addressed in Section 2.2, be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document; provided same is taken in accordance with Accepted Servicing Practices.

2.5           Representations and Warranties.

(a)            Administrative Agent represents and warrants to the Noteholders that: (i) the execution, delivery and performance of this Agreement is within Administrative Agent’s organizational powers, has been duly authorized by all necessary organizational action, and does not contravene in any material respect Administrative Agent’s organizational documents or any law or contractual restriction binding upon Administrative Agent; (ii) this Agreement is the legal, valid and binding obligation of Administrative Agent, enforceable against Administrative Agent in accordance with the terms hereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law; (iii) the individual or individuals executing this Agreement and any and all documents contemplated hereby on behalf of Administrative Agent has or have the legal right and actual authority to bind Administrative Agent to the terms and conditions contained in this Agreement and in such documents; (iv) Administrative Agent is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and possesses all applicable licenses and authorizations necessary to carry on its business as currently conducted, the failure of which to possess would materially and adversely affect its performance under this Agreement; (v) all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by Administrative Agent have been obtained or made; (vi) there is no action, suit, proceeding, arbitration or governmental investigation pending against Administrative Agent, an adverse outcome of which would materially and adversely affect its performance under this Agreement; (vii) the execution and delivery of this Agreement by Administrative Agent, and performance of, and compliance with, the terms of this Agreement by Administrative Agent, will not violate Administrative Agent’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which Administrative Agent is a party or that is applicable to Administrative Agent or any of Administrative Agent’s assets; (viii) Administrative Agent is not a Prohibited Person; or (ix) Administrative Agent has not dealt with any broker, investment banker, agent or other person or entity that may be entitled to any commission or compensation in connection with the consummation of any of the transactions contemplated hereby.

(b)            Each of the Noteholders represents and warrants to Administrative Agent and each of the other Noteholders, as to itself only, that: (i) the execution, delivery and performance of this Agreement is within its organizational powers of such Noteholder, has been duly authorized by all necessary organizational action by, or relating to such Noteholder, and does not contravene in any material respect its organizational documents of such Noteholder or any law or contractual restriction binding upon such Noteholder; (ii) this Agreement is the legal, valid and binding obligation of such Noteholder, enforceable against such Noteholder in accordance with the terms hereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law; (iii) the individual or individuals executing this Agreement and any and all documents contemplated hereby on behalf of such Noteholder has or have the legal right and actual authority to bind such Noteholder to the terms and conditions contained in this Agreement and in such documents; (iv) such Noteholder is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and possesses all applicable licenses and authorizations necessary to carry on its business as currently conducted, the failure of which to possess would materially and adversely affect its performance under this Agreement; (v) all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by such Noteholder have been obtained or made; (vi) there is no action, suit, proceeding, arbitration or governmental investigation pending against such Noteholder, an adverse outcome of which would materially and adversely affect its performance under this Agreement; (vii) the execution and delivery of this Agreement by such Noteholder, and performance of, and compliance with, the terms of this Agreement by such Noteholder, will not violate such Noteholder’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which such Noteholder is a party or that is applicable to such Noteholder or any of such Noteholder’s assets; (viii) such Noteholder is not a Prohibited Person; and (ix) such Noteholder has not dealt with any broker, investment banker, agent or other person or entity that may be entitled to any commission or compensation in connection with the consummation of any of the transactions contemplated hereby other than Administrative Agent.

2.6           Noteholder Indemnification. The Noteholders shall indemnify and hold harmless upon demand Administrative Agent, Servicer, and their respective directors, officers, employees and agents (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), pro rata (based on each Noteholder’s Pro Rata Share), from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including reasonable and documented attorneys’ fees and expenses arising from or relating to the exercise of rights and performance of obligations under the Loan Agreement, the other Loan Documents and this Agreement (collectively, the “Indemnified Liabilities”); provided that no Noteholder shall be liable for any payment to Administrative Agent of any portion of the Indemnified Liabilities to the extent such liability or payment resulted from Administrative Agent’s gross negligence or fraud, as determined by a final, non-appealable judgment by a court of competent jurisdiction, and no Noteholder shall be liable for any payment to Servicer of any portion of the Indemnified Liabilities to the extent such liability or payment resulted from Servicer’s gross negligence or fraud, as determined by a final, non- appealable judgment by a court of competent jurisdiction. Administrative Agent shall not be liable for, and shall be indemnified by the Noteholders from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including reasonable and documented attorneys’ fees and actual and documented out-of-pocket expenses arising from or relating to any delays in responding to the Borrower resulting from delays under this Agreement in obtaining direction or consent from the Required Noteholders to act under this Agreement. Without limitation of the foregoing, and to the extent that the Administrative Agent or Servicer, as applicable, is not reimbursed for such expenses by or on behalf of Borrower, each Noteholder shall reimburse Administrative Agent or Servicer, as applicable, upon demand for its ratable share (based on each Noteholder’s Pro Rata Share) of any reasonable and customary out-of-pocket expenses actually incurred by the Administrative Agent or Servicer in connection with (a) the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, any other Loan Document, or any other document contemplated by or referred to therein, and (b) the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under this Agreement or any other document contemplated by or referred to herein. The undertakings in this Section shall survive repayment of the Loan, cancellation of the Notes, any UCC foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement, and the resignation or replacement of Administrative Agent or Servicer.

2.7           Expenses of Noteholders. Notwithstanding anything to the contrary contained in this Agreement, and except with respect to the Advance of Loan proceeds funded on the date hereof in connection with the closing of the Loan Increase (the “Closing Date Advance”), each Noteholder shall be solely responsible for, and shall bear, the fees and expenses of its own legal counsel, financial advisors and other professionals retained by such Noteholder in connection with the Loan, the Loan Increase, the Loan Documents and the transactions contemplated hereby and thereby, and no such fees or expenses shall constitute Indemnified Liabilities or be subject to reimbursement by, or allocation among, the other Noteholders. The fees and expenses of legal counsel, financial advisors and other professionals retained by the Noteholders that are paid from the proceeds of the Closing Date Advance shall be funded by A-2 Noteholder and A-3 Noteholder based on each such Noteholder’s Pro Rata Share (Loan Increase). From and after the date hereof, no Advance of Loan proceeds shall be applied to pay the fees or expenses of counsel or other professionals retained by any Noteholder other than the Noteholder against whose Note such Advance is funded, and no such fees or expenses shall be charged against, allocated to or reimbursed from any other Noteholder’s Note, Commitment or share of distributions hereunder. From and after the date hereof, to the extent Borrower pays to Administrative Agent a single aggregate amount on account of the fees and expenses of counsel to the Administrative Agent and the Noteholders, Administrative Agent shall allocate and distribute such payment to the Administrative Agent or the Noteholder, as applicable, whose counsel incurred such fees and expenses and shall not distribute any portion thereof to any other Noteholder. Nothing in this Section 2.7 shall limit the obligation of the Noteholders to reimburse Administrative Agent or Servicer under Section 2.6 for out-of-pocket expenses incurred by Administrative Agent or Servicer in such capacity.

2.8           Administrative Agent, Servicer, Noteholders and Affiliates in Individual Capacity. Administrative Agent, Servicer, Noteholders and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Guarantor or any member, partner, shareholder, or officer of Borrower or Guarantor, as though Administrative Agent were not Administrative Agent hereunder, Servicer were not Servicer hereunder and the Noteholders were not Noteholders hereunder, as applicable, and without notice to or consent of the other parties hereto. Each party hereto acknowledges that, pursuant to such activities, Administrative Agent, Servicer, Noteholders and their respective Affiliates may receive information regarding Borrower or Guarantor (including information that may be subject to confidentiality obligations in favor of Borrower or Guarantor) and acknowledge that Administrative Agent, the Noteholders and Servicer shall be under no obligation to provide such information to each other. With respect to their Notes (if any), Administrative Agent, Servicer, and their Affiliates shall have the same rights and powers under this Agreement as any other Noteholder and may exercise the same as though Administrative Agent and Servicer were not the Administrative Agent and Servicer, respectively, and the terms “Noteholder” and “Noteholders” shall include Administrative Agent, Servicer and their respective Affiliates, to the extent applicable, in their individual capacities.

2.9           Successor Administrative Agent and Servicer. Administrative Agent may resign as Administrative Agent upon thirty (30) days’ prior written notice to the Noteholders. Additionally, and subject to Section 9.5(e), the Administrative Agent may be removed as Administrative Agent hereunder and under the Loan Documents at any time by the Required Noteholders (determined without taking into account the Commitments and the vote of any Noteholder who is then acting as Administrative Agent or is an Affiliate of Administrative Agent) upon thirty (30) days’ prior written notice (the “Removal Notice”); provided, however, that Administrative Agent, in the event of a material breach of its duties hereunder, shall have been provided with (a) written notice of any such material breach and (b) thirty (30) days to cure such material breach and shall have failed to cure such material breach within such thirty (30) day period prior to the Required Noteholders sending Administrative Agent the Removal Notice. If Administrative Agent resigns or is removed under this Agreement, then the Required Noteholders shall appoint, from among the Noteholders, a successor Administrative Agent for the Noteholders. Upon the acceptance of its appointment as successor Administrative Agent hereunder, such successor Administrative Agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, and the term “Administrative Agent” shall mean such successor Administrative Agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated, other than any liabilities accrued prior to the date of termination. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of Section 2.6 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. The Noteholders agree that, subject to the provisos below, if Initial Administrative Agent either resigns as Administrative Agent or is removed as Administrative Agent, Initial Administrative Agent shall have the unilateral right to terminate any servicing agreement entered into by Initial Administrative Agent as it relates to the Loan. All Servicing Fees will be split pro rata by the Noteholders based on their respective Pro Rata Shares.

2.10         Additional Administrative Agent Duties. Administrative Agent shall promptly send (or shall use commercially reasonable efforts to cause Servicer promptly to send) to each Noteholder at their respective address set forth on Exhibit B: (i) copies of all financial statements, rent rolls, reports and budgets of the Borrower and Guarantor received by Administrative Agent under the terms of the Loan Agreement or the Guaranty; (ii) any written estoppel or certificate received by Administrative Agent pursuant to the Loan Agreement; (iii) notice of any Event of Default that Administrative Agent delivers to the Borrower; (iv) copies of all written requests for consent, waiver or approval from Borrower or Guarantor; and (v) copies of all requests for advances of further fundings of Loan Proceeds. Notwithstanding the foregoing provisions of this Section 2.10, no failure on Administrative Agent’s part to furnish any such documents shall result in any liability on Administrative Agent’s part in the absence of gross negligence, fraud or willful misconduct. In addition, Administrative Agent shall make available to each Noteholder, promptly upon demand, such other reports and information reasonably requested in writing by such Noteholders and in Administrative Agent’s or Servicer’s possession or reasonably obtainable by Administrative Agent. Except for notices, reports and other documents expressly herein required to be furnished to the Noteholders by Administrative Agent, Administrative Agent shall not have any duty or responsibility to provide any Noteholder with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of Borrower or Guarantor which may come into the possession of the Administrative Agent, unless obtained by Administrative Agent in its capacity as Administrative Agent hereunder and under the Loan Agreement.

2.11         Bankruptcy of Borrower; Return of Funds. This Agreement shall be applicable both before and after the commencement, whether voluntary or involuntary, of any Bankruptcy Proceeding by or against Borrower, and all references herein to Mortgage Borrower shall be deemed to apply to the fee title owner of the Property as a debtor-in-possession and to any trustee in bankruptcy for the estate of the fee title owner of the Property. Anything in the Loan Documents to the contrary notwithstanding, in the event of any distribution, division or application, in whole or in part, voluntary or involuntary, by operation of law or otherwise, of the assets of Borrower or the proceeds thereof, to or for the benefit of any of Borrower’s creditors arising by reason of a Bankruptcy Proceeding or after the occurrence of an Event of Default, then all amounts due the Noteholders shall be paid in accordance with Article IV of this Agreement. If a court of competent jurisdiction orders, at any time, that any amount received or collected in respect of the Loan must, pursuant to any insolvency, bankruptcy, fraudulent conveyance, preference or similar law, be returned to the Borrower, or paid to any other Person, then, notwithstanding any other provision of this Agreement to the contrary, Administrative Agent shall not be required to distribute any portion thereof to any Noteholder (unless otherwise so directed by such court), and, to the extent necessary to comply with such court order, each applicable Noteholder will promptly on demand (which demand shall include a copy of such court order and a statement containing the amount Administrative Agent is seeking to be returned (exclusive of interest, which shall be the responsibility of the Noteholder to calculate)) by Administrative Agent repay to Administrative Agent any portion of any such amounts that Administrative Agent shall have theretofore distributed to such Noteholder, together with interest thereon, which Administrative Agent shall have been required to pay to Borrower, or such other Person. If, for any reason, Administrative Agent makes any payment to any Noteholder before Administrative Agent has received the corresponding payment (it being understood that Administrative Agent is under no obligation to do so), and Administrative Agent does not receive the corresponding payment within one (1) Business Day of its prior payment to the applicable Noteholder, the applicable Noteholder will, at Administrative Agent’s request, promptly and, in any event, within three (3) Business Days of Administrative Agent’s request, return such payment to the Administrative Agent (together with interest on such payment paid at the interest rate actually received by such Noteholder for such advance for each day from the making of such payment to the Noteholder until such amount is returned to Administrative Agent). Each Noteholder agrees that if at any time it shall receive from any sources whatsoever any payment on account of the Loan in excess of its distributable share thereof, it will promptly after written notice from Administrative Agent remit such excess to Administrative Agent. Upon prior written notice, Administrative Agent shall have the right to offset such amounts against any future payments due to the applicable Noteholder under the Loan; provided, that Administrative Agent shall have no right to deduct or set-off any amounts which may be owed on account of other dealings between Administrative Agent and any Noteholder which are unrelated to the Loan or this Agreement; and provided, further, that each such Noteholder’s obligations under this Section 2.11 are separate and distinct obligations from one another and in no event shall Administrative Agent enforce the obligations of any Noteholder against any other Noteholder. Each Noteholder’s obligations under this Section 2.11 constitute absolute, unconditional and continuing obligations.

Article III

REPLACEMENT NOTES

3.1           Replacement Notes. In connection with any sale or assignment of a Note or a portion thereof or an interest therein, the Noteholder effecting such Transfer may request Administrative Agent to exercise the Lender’s rights under the Loan Documents to cause Borrower to replace, sever and/or split such Note, and to issue in lieu thereof one or more replacement notes (each, a “Replacement Note” and, collectively, the “Replacement Notes”), which Replacement Note or Replacement Notes, as applicable, shall have an aggregate principal balance equal to that of the Note being relinquished and shall entitle the respective holders thereof to the same aggregate rights as the subject Noteholder that submitted such Note. Once issued, and provided that the applicable assigning Noteholder shall have entered into an assignment and assumption agreement, in form and substance reasonably acceptable to Administrative Agent, with its proposed assignee, then each of the Replacement Notes shall be deemed to be a Note under this Agreement, and the holder(s) of such Replacement Notes shall be deemed to be Noteholders under this Agreement.

Article IV

PRIORITY; DISTRIBUTIONS

4.1           Priority. Each Noteholder hereby acknowledges and agrees that each Note hereunder shall, subject to the terms and provisions of Section 4.2 hereof, be of equal priority and pari passu with the other Note(s), and no Note shall have any payment priority or preference over the other Note(s).

4.2           Distributions. Except as provided in this Article IV, all payments received by Administrative Agent or Servicer with respect to the Loan, including, without limitation, voluntary payments, voluntary prepayments, interest, principal, proceeds from any Interest Rate Cap Agreement, any Proceeds not being applied for the Restoration of the Property in accordance with the Loan Documents and any other amounts payable to the Administrative Agent or for the benefit of the Lender pursuant to the Loan Agreement, shall be promptly distributed by the Administrative Agent or Servicer, but no later than five (5) Business Days after the later to occur of (a) receipt thereof (and proper identification of funds) and (b) the Payment Date under the Loan Agreement (provided, however, that any principal prepayments shall always be distributed no later than two (2) Business Days after the receipt thereof), pursuant to the wiring instructions provided by each Noteholder in writing to Administrative Agent (as from time to time may be updated by notice in writing). All payments of Origination Fees, Underwriting Fees, Loan Increase Additional Interest and Loan Increase Closing Fees shall be paid to A-2 Noteholder and Note A-3 Noteholder each in an amount equal to such Noteholder’s Pro Rata Share (Loan Increase). All payments of the Extension Fee for the First Extension Option and Additional Interest under the Loan shall be paid to A-1 Noteholder only. The Exit Fee shall be paid to the Noteholders in an amount equal to such Noteholder’s Pro Rata Share thereof. The distribution rights described above are listed on Schedule 1 attached hereto.

4.3           Priority of Payments. All other payments under the Loan shall be paid in the following order and priority, and, in each case, without duplication:

(a)             first, to Administrative Agent in the amount of any unreimbursed reasonable out-of-pocket costs and expenses incurred by Administrative Agent (i) in servicing and administering the Loan (other than the Servicing Fee) and (ii) pursuing remedies under the Loan Documents, including any such costs and expenses which are reimbursable by Borrower pursuant to the terms of the Loan Documents which remain unpaid;

(b)            second, to Administrative Agent for the payment to Servicer the amount of any Servicing Fees owed to any Servicer(s) engaged by the Administrative Agent in connection with the servicing of the Loan;

(c)            third, to the Noteholders that made Protective Advances (including any deficiency amount under Section 6.1(a) or Section 7.2), in the amount of any such Protective Advances, made by each such Noteholder on a pro rata and pari passu basis (based on a ratio where the numerator is the amount so advanced by any such Noteholder which has made such a Protective Advance and the denominator is the aggregate of all Protective Advances made by the all of the Noteholders, together with all accrued and unpaid interest at the Default Rate with respect to such Protective Advances, with such Protective Advances being reimbursed in chronological order (with the first Protective Advance, and interest thereon to be reimbursed first);

(d)            fourth, to the Noteholders, pro rata based on its Repayment Pro Rata Share in an amount equal to the accrued and unpaid interest on each Noteholder’s Note Principal Balance at the Applicable Rate;

(e)             fifth, with respect to any payments received on account of the outstanding principal balance of the Loan (including any capitalized interest and fees), whether scheduled or extraordinary (including any payment of principal payable on the Maturity Date and any prepayment amounts) to each Noteholder an amount equal to such Noteholder’s respective Repayment Pro Rata Share;

(f)             sixth, to each Noteholder, without duplication of any amounts previously paid pursuant to Section 4.2, an amount equal to any fees (including, without limitation, any extension fees), premium, default interest, late charges and other excess amounts owed by the Borrower, up to the amount actually owed to such Noteholder, based on its Repayment Pro Rata Share (but only to the extent not duplicative of any amounts previously paid to each such Noteholder pursuant to any of clauses (a) through (g) of this Section 4.3); and

(g)            lastly, any other amounts from any source whatsoever (including proceeds from a sale of the Property), to each Noteholder in a ratio of all amounts funded by such Noteholder on account of their respective Commitments to all amounts so funded by all Noteholders.

4.4           Other Distributions. In the event that any Noteholder incurs any loss, cost or other expense to which it is entitled to reimbursement or indemnification under the Loan Agreement (“Costs”), which Costs have been incurred in accordance with the applicable provisions of the Loan Agreement, such Noteholder shall promptly notify Administrative Agent that it has incurred such Costs. Administrative Agent shall then apprise Borrower that such Noteholder has incurred any Costs, and, on behalf of such Noteholder, demand reimbursement or indemnification thereof from Borrower. Notwithstanding anything to the contrary contained in this Article IV, in the event that any Noteholder incurs any Costs and Borrower disburses the amount of such Costs to Administrative Agent on behalf of such Noteholder, Administrative Agent shall then disburse any such amount directly to such Noteholder promptly upon receipt of any such amount from Borrower, it being acknowledged and agreed that such amounts shall be paid pursuant to this Section 4.4 and shall not be disbursed pursuant to Section 4.3 hereunder.

Article V

DISTRIBUTIONS AFTER WORKOUTS

5.1           Distributions after Workouts. If the terms or conditions of the Loan are modified, waived or amended in accordance with this Agreement such that (a) the principal balance is decreased, (b) the interest rate is reduced, (c) payments of interest or principal are deferred, reduced, or waived, or (d) any other adjustment is made to any of the payment terms of the Loan, the economic effect of such waivers, amendments and modifications shall be borne by the Noteholders on a pari passu and pro rata basis in accordance with their Repayment Pro Rata Shares.

Article VI

PROTECTIVE ADVANCES

6.1           Protective Advances.

(a)            Subject to the provisions of Section 2.2 above, if, Administrative Agent determines that it is necessary or desirable to make a Protective Advance, then Administrative Agent shall give written notice thereof to the Noteholder(s), which notice shall set forth the aggregate amount of such Protective Advance, the portion thereof payable by each Noteholder (which shall be determined based on each of the Noteholder’s respective Pro Rata Shares) and the date (which shall not be less than five (5) Business Days after delivery of such notice) on which each Noteholder shall be required to remit its Pro Rata Share thereof to Administrative Agent (or Servicer, if so directed by Administrative Agent), and shall describe in reasonable detail the purpose(s) of such Protective Advance. Neither Administrative Agent (in its capacity as Administrative Agent) nor Servicer shall be required to fund any Protective Advances out of its own funds. If any Noteholder fails to fund its Pro Rata Share of a Protective Advance, the other Noteholders may fund the deficiency. If more than one Noteholder desires to fund the deficiency, they may do so pro rata based on their respective Commitments, excluding the Noteholder that failed to fund. The Noteholder(s) that fund any deficiency hereunder shall be entitled to the return of such funding under Section 4.3(c).

(b)            Upon receipt of the entire amount of any Protective Advance from the Noteholders, Administrative Agent or Servicer shall take all commercially reasonable action to remedy the event for which the Protective Advance is being made on behalf of the Noteholders.

(c)            All Protective Advances shall be reimbursed to the Noteholder(s) which made such Protective Advances in accordance with the applicable provisions of Section 4.2 and shall not change the Pro Rata Share of any Noteholder.

Article VII

SUBSEQUENT FUNDING

7.1           Subsequent Funding.

(a)            Note A-1 is fully funded and therefore A-1 Noteholder shall have no further obligations to make advances under the Loan.

(b)            The Loan Increase Closing Fees due to each of A-2 Noteholder and A-3 Noteholder shall be funded in draws against A-2 Noteholder and A-3 Noteholder based their Pro Rata Share (Loan Increase), including the fees and expenses of legal counsel, financial advisors and other professionals retained by the Noteholders that are paid from the proceeds of the Closing Date Advance, except that the Origination Fee, Underwriting Fee and any other fees, costs and expenses attributable to a Noteholder (other than such fees and expenses paid from the proceeds of the Closing Date Advance), including, without limitation, the fees, costs and expenses of counsel or other professionals retained by any Noteholder in connection with the Loan after the date hereof shall be funded against such Noteholder’s Note rather than pro rata.

(c)            Advances to pay interest on the Mortgage Loan shall be funded by A-2 Noteholder and A-3 Noteholder based on their Pro Rata Share (Loan Increase). Advances to pay interest on Note A-2 shall be funded A-2 Noteholder. Advances to pay interest on Note A-1 and Note A-3 shall be funded by A-3 Noteholder.

(d)            A-3 Noteholder shall make advances under Note A-3 for the purpose of payment of the Extension Fee for the First Extension Option

(e)            A-2 Noteholder shall make advances under Note A-2 for the purpose of payment all amounts other than the amounts described in Section 7.1(a), (b), (c) and (d) when Administrative Agent or its agents or advisors on its behalf, shall (i) advise A-2 Noteholder of each request received by Administrative Agent for an advance under the Loan Agreement for non-interest amounts within two (2) Business Days of receipt thereof, and (ii) on such date provide A-2 Noteholder with prior notice of the date upon which such advance is to occur hereunder (which shall in no event be earlier than the final date on which such funding is required to occur pursuant to the applicable provisions of the Loan Agreement), together with a copy of the Borrower’s request for the advance (if so received by Administrative Agent) and a confirmation that Administrative Agent has determined, in accordance with the Loan Agreement, that all conditions to such advance have been satisfied. Administrative Agent or its agents or advisors shall promptly furnish to A-2 Noteholder a copy of the supporting documents and instruments furnished by Borrower in connection with its request. A-2 Noteholder, to the extent of its Unfunded Commitment, hereby agrees that it is obligated to make such advance by payment thereof to Administrative Agent not later than 12:00 p.m. (New York time) on the date established by Administrative Agent as the Business Day immediately prior to the date that such advance is to be made to Borrower under the Loan Documents. Notwithstanding anything to the contrary in this Agreement or the Loan Documents, in no event shall the A-2 Noteholder be required to make any advance under Note A-2 unless all conditions to the Advance have been satisfied or waived by the A-2 Noteholder or the A-2 Noteholder has otherwise approved such advance and in no event shall the Note A-3 Noteholder be required to make any advance under Note A-3 unless all conditions to the Advance have been satisfied or waived by the A-3 Noteholder or the A-3 Noteholder has otherwise approved such advance. provided that each of the A-2 Noteholder and the A-3 Noteholder shall be subject to any applicable Defaulting Lender provisions in the Loan Agreement if it fails to make Advances under Note A-2 or Note A-3, as applicable, to the extent that the conditions to such advance in the Loan Agreement are satisfied.

(f)             For purposes of this Section 7.1, Administrative Agent or its agents or advisors shall provide each Noteholder with any notices or other communications required pursuant to this Section 7.1 via email at the email addresses provided by each Noteholder as set forth on Exhibit B hereto. Each Noteholder agrees to use commercially reasonable efforts to acknowledge receipt of such email by reply email to Administrative Agent, and Administrative Agent agrees that, if a Noteholder does not timely so acknowledge receipt, Administrative Agent will use commercially reasonable efforts to send a subsequent email request to such Noteholder and to contact such Noteholder by telephone at one or more of the phone numbers set forth on Exhibit B hereto. Further, Administrative Agent (or its advisors or agents) may use, for purposes of providing supporting documentation or other materials or communications under this Section 7.1 (but not a notice or request for an advance), Intralinks or other program used for syndication of the Loan.

(g)            The Noteholders’ obligations for advances is listed on Schedule 1 attached hereto.

7.2           Intercreditor Payments. Administrative Agent or its agents or advisors on its behalf, shall (i) advise each Noteholder of each request by Administrative Agent for a payment to cure a default under the Senior Loan or to purchase the Senior Loan, and (ii) if approved under Section 2.2(a), on such date provide each Noteholder with prior notice of the date upon which such payment is to occur hereunder. Except as provided in Section 2.2(a), each Noteholder, to the extent of its Unfunded Commitment, hereby agrees that it is obligated to advance its Pro Rata Share of such payment by payment thereof to Administrative Agent not later than 12:00 p.m. (New York time) on the date established by Administrative Agent as the Business Day immediately prior to the date that such payment is to be made under the Intercreditor Agreement. If any Noteholder fails to fund its Pro Rata Share of a payment to cure a default under the Senior Loan if required to do so, the other Noteholders may fund the deficiency. If more than one Noteholder desires to fund the deficiency, they may do so pro rata based on their respective Commitments, excluding the Noteholder that failed to fund. The Noteholder(s) that fund any deficiency with respect to a cure of the Senior Loan shall be entitled to the return of such funding under Section 4.3(c). If a Noteholder or Noteholders purchase the Senior Loan, they shall own and hold the Senior Loan in the same percentages that they funded the purchase price for the Loan.

Article VIII

MISCELLANEOUS

8.1           Terms of Agreement. This Agreement shall remain in full force and effect unless and until the Loan is repaid in full or Administrative Agent notifies all Noteholders that it has determined that all amounts that can be recovered with respect to the Loan and the collateral, through the exercise of commercially reasonable efforts on a cost-effective basis, have been recovered. The terms and conditions of this Agreement by which Administrative Agent and Servicer are indemnified by the Noteholders shall survive termination of the Agreement.

8.2           Modifications. Notwithstanding anything contained herein to the contrary, this Agreement shall not be modified, cancelled or terminated except by an instrument in writing signed by the parties hereto.

8.3          Successors and Assigns. This Agreement shall inure to the benefit of and be binding on the parties hereto and each of their respective successors and permitted assigns, provided that none of Borrower, Guarantor or any of their respective Affiliates shall ever become a Noteholder nor a beneficiary hereunder.

8.4           Notices. Except as otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, and shall be deemed to have been duly given or made if made by hand or by nationally recognized overnight courier service, in each case when delivered or when delivery is refused, and addressed to the address specified on Exhibit B hereto as updated and distributed to all parties hereto from time to time in accordance with these notice provisions.

8.5           Prior Agreements. This Agreement contains the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby, and all prior agreements, understandings and negotiations among or between such parties, whether oral or written, are superseded by the terms of this Agreement.

8.6          Conflict; Construction of Documents. As between or among the parties hereto, the event of any conflict between the provisions of this Agreement and any of the Loan Documents, as between or among the parties hereto, the provisions of this Agreement shall control. Without limiting the foregoing, as between or among the parties hereto, the authority of the Directing Mezzanine Lender under the Intercreditor Agreement is exercised subject to this Agreement, and the Administrative Agent shall not cause or permit the Directing Mezzanine Lender to exercise, or to refrain from exercising, any right, consent or approval under the Intercreditor Agreement except in accordance with the consent and approval requirements of Section 2.2; provided that nothing herein shall be construed to limit the rights of any Noteholder under Article IX. The parties hereto acknowledge that each such party is represented by separate legal counsel in connection with the negotiation and drafting of this Agreement, and that this Agreement shall not be subject to the principle of construing its meaning against the party that drafted it.

8.7           Governing Law. THIS AGREEMENT WAS NEGOTIATED AND MADE BY THE PARTIES HERETO IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY. THE PARTIES HERETO HEREBY AGREE THAT IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. EACH OF THE PARTIES HERETO HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, AND THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

8.8          Submission to Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK COUNTY, NEW YORK, AND EACH PARTY HEREBY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.

8.9          WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER MAY EXIST WITH REGARD TO THIS AGREEMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH OF THE PARTIES HERETO AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY HERETO IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER PARTIES.

8.10        Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. The words “execution,” signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. The parties hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of the signature and hereby agree that such electronically transmitted or signed signatures shall be conclusive proof, admissible in judicial proceedings, of the parties’ execution of this Agreement.

8.11        Third-Party Beneficiaries. No Person other than a party to this Agreement (and any Noteholder that becomes a party to this Agreement after the date hereof) shall have any rights with respect to the enforcement of any of the rights or obligations hereunder.

8.12        A-2 Noteholder Right of First Offer. Concurrently herewith, A-2 Noteholder or an affiliate of A-2 Noteholder may be entering into an agreement with Mortgage Borrower granting A-2 Noteholder or an affiliate a right to purchase, finance or refinance all or any portion of the Property upon terms and conditions set forth in such agreement. Notwithstanding anything in this Agreement or any other document to the contrary, any exercise by A-2 Noteholder or its affiliate of any rights under such agreement shall be subject to the prior consent or approval of the Noteholders to the extent such consent or approval is required under the Mezzanine Loan Documents and no waiver or impairment of any such consent or approval rights shall be deemed to have occurred by reason of the Loan Increase Amendment or the amendment to the Intercreditor Agreement entered into concurrently herewith.

Article IX

REIT PROTECTIONS

9.1           Definitions. As used in this Article IX:

(a)            “Code” means the Internal Revenue Code of 1986, as amended.

(b)            “REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code

(c)            “REIT Noteholder” means any Noteholder that is, or that is directly or indirectly owned by, a REIT, including IIP Life Science Investments II LLC (“IIP”), the Initial Note A-2 Holder, and Innovative Industrial Properties, Inc.

(d)            “Mezzanine Loan Safe Harbor” means the safe harbor for mezzanine loans set forth in Revenue Procedure 2003-65 (and any successor or supplementary guidance).

9.2           Safe Harbor Acknowledgment.

(a)            The Noteholders acknowledge and agree that a REIT Noteholder intends that the Loan qualify for the Mezzanine Loan Safe Harbor, and that the Loan is structured, and shall be administered by the Administrative Agent and the Servicer, consistent with the Mezzanine Loan Safe Harbor, including that: (a) the Loan is nonrecourse to Borrower except as expressly set forth in the Loan Documents, including, without limitation, the Guaranties and the Environmental Indemnity, provided, however that, as more particularly set forth in Section 19(f) of the Sixth Amendment the Carry Guaranty does not guarantee, apply to, secure or otherwise constitute or create recourse for any IIP Lender Obligations and guarantees solely the Non-IIP Lender Obligation and is secured solely by a first priority security interest in the Collateral consisting of the pledged equity interests and proceeds thereof under the Pledge Agreements and solely with respect to the Non-IIP Lender Obligations, the Hypothec (it being acknowledged and agreed, as more particularly set forth in Section 19(e) of the Sixth Amendment, that the Hypothec does not secure the IIP Lender Obligations and that no IIP Lender has, holds or is entitled to the benefit of any hypothec, security interest or other lien in respect of the property charged by the Hypothec); (b) Administrative Agent, for the benefit of the Noteholders, holds a first priority security interest in the Collateral pledged under the Pledge Agreements; and (iv) in no event shall Administrative Agent or any Noteholder have, hold or be granted any mortgage, deed of trust, lien on, security interest in, or direct or indirect ownership interest in, the Property (other than, solely in the case of the Non-IIP Lenders, the materials described in the Hypothec) or any other real property owned by the Mortgage Borrower, other than indirectly through succession to the pledged limited liability company interests upon an exercise of remedies against the Collateral in accordance with Section 20 of the Sixth Amendment.

(b)            Notwithstanding anything to the contrary in the Carry Guaranty, the Loan Agreement or any other Loan Document, the parties acknowledge and agree that: (i) the Carry Guaranty guarantees solely the Non-IIP Lender Obligations and does not guarantee, apply to, secure or otherwise constitute or create recourse for any IIP Lender Obligations, including any Debt or other obligations evidenced by or arising in respect of Note A-2; (ii) no IIP Lender is or shall be a beneficiary of, or entitled to enforce, direct or receive any payment or other benefit under, the Carry Guaranty, and no amount paid or payable under the Carry Guaranty shall be applied to or on account of any IIP Lender Obligations; (iii) the exclusion set forth in Section 19(f) of the Sixth Amendment is intended to ensure that the Carry Guaranty does not cause the Loan (or any portion thereof held by, or owing to, IPP) to be treated as other than nonrecourse for purposes of the Mezzanine Loan Safe Harbor, and nothing in the Carry Guaranty shall be construed to render any IIP Lender Obligation recourse to Borrower or Guarantor; and (iv) nothing in this Section shall reduce, impair, release or otherwise affect the obligations of Guarantor under the Carry Guaranty with respect to the Non-IIP Lender Obligations, all of which remain in full force and effect in accordance with their terms. For the avoidance of doubt, this Section shall control over any conflicting provision of the Carry Guaranty, the Loan Agreement and the other Loan Documents as to the Carry Guaranty.

9.3           Administration and Remedies Consistent with Safe Harbor. Notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall exercise remedies upon an Event of Default solely against the Collateral (i.e., the pledged equity interests) as a secured party under the Uniform Commercial Code and the Pledge Agreements and shall not foreclose upon or take direct title to the Property. Upon foreclosure or other exercise of remedies, the Administrative Agent shall cause the acquiring Noteholder(s) or their designee to succeed to the pledged equity interests and replace the applicable borrower as member. At the direction of any REIT Noteholder, the Administrative Agent shall structure any acquisition, holding, or disposition of the Collateral or, upon acquisition, the Property so that title is taken and held by a taxable REIT subsidiary, a qualified REIT subsidiary, or another Qualified Transferee designated by such REIT Noteholder, and so that any real property acquired is operated through an independent contractor or taxable REIT subsidiary, in each case to preserve the Mezzanine Loan Safe Harbor and such Noteholder’s qualification as a REIT.

9.4           IIP Control Rights to Protect REIT Status. Notwithstanding the consent, direction and control provisions of Article II (including Sections 2.2 and 2.9), the Loan Documents, or any provision designating NREF OP IV SUBHOLDCO, LLC or the Administrative Agent as the directing or controlling party: (a) no action constituting a Unanimous Decision, and no acceleration of the Loan, exercise of remedies, foreclosure, credit bid, deed-in-lieu, workout, forbearance, or acquisition or disposition of Collateral or the Property, shall be taken without the prior written consent of IIP to the extent IIP reasonably determines such action, or its manner or timing, could cause IIP to fail to satisfy the Mezzanine Loan Safe Harbor or its qualification as a REIT; (b) IIP shall have the right to direct the Administrative Agent to exercise, or refrain from exercising, any right or remedy (including cure rights, the right to purchase the Senior Loan, and the manner and timing of any foreclosure or disposition), and to exercise the Mezzanine Lender’s rights under the Intercreditor Agreement (including the Innovative Industrial Properties control rights thereunder), in each case to the extent IIP reasonably determines necessary to preserve the Mezzanine Loan Safe Harbor or its REIT status; (c) if the Administrative Agent fails to act on any such matter within five (5) Business Days after IIP’s written request (or such shorter period as is necessary to preserve the right in question), IIP may act directly and take such action in its own name; and (d) any deferral, modification or forbearance directed by IIP under this Section 9.4 shall not constitute a waiver of any Event of Default or of any right or remedy.

9.5           A-2 Noteholder Purchase Option.

(a)            Purchase Option. So long as A-2 Noteholder is not in material breach of this Agreement (as to which written notice and a reasonable cure period have been provided), A-2 Noteholder shall have the right, but not the obligation, exercisable upon not less than ten (10) Business Days’ prior written notice to Administrative Agent and the applicable Noteholder, to purchase all or any portion of the Note A-1 and Note A-3 for a purchase price equal to the Note Purchase Price. The closing of any such purchase shall occur on the date specified in such notice, and shall be effected by an assignment and assumption agreement in form and substance reasonably acceptable to A-2 Noteholder and the selling Noteholder, together with delivery of the original Note if the Note is purchased in full or an allonge in the case of a partial purchase, the Loan Documents in the selling Noteholder’s possession if the Note is purchased in full, and such other instruments of transfer as A-2 Noteholder may reasonably request, in each case without recourse to, or representation or warranty by, the selling Noteholder other than as to its title to such Note, its authority to effect such Transfer, the outstanding Note Principal Balance thereof, and the absence of liens or participations created by such Noteholder. Any purchase of less than the entire Note Principal Balance of a Note shall be in a minimum principal amount of $5,000,000, and in integral multiples of $5,000,000 in excess thereof (or, if less, the entire remaining Note Principal Balance of such Note). Any purchase pursuant to this Section 9.5 shall constitute a permitted Transfer under this Agreement and shall not require the consent of Administrative Agent, Servicer or any other Noteholder.

(b)            Note Purchase Price. “Note Purchase Price” means, with respect to any Note (or portion thereof) purchased pursuant to this Section 9.5, an amount equal to the sum of the following (or applicable portion thereof based on the percentage of the applicable Note being purchased): (i) the outstanding Note Principal Balance of such Note, (ii) all accrued interest and unpaid interest thereof at the Applicable Rate through and including the closing date of such purchase, (iii) all late charges and interest accruing at the Default Rate thereon, (iv)  such selling Noteholder’s share of Additional Interest, Loan Increase Additional Interest and Exit Fees, (regardless of whether Additional Interest, Loan Increase Additional Interest or Exit Fees are then due and payable by the Borrower), (v) such Noteholder’s share of any Extension Fee, Origination Fee, and Underwriting Fee, (vi) all other fees, costs, expenses, advances (including, without limitation, any Protective Advances funded by the selling Noteholder, together with interest thereon at the Default Rate) and (vii) any interest or other amounts accruing with respect to such Note following the commencement of a Bankruptcy Proceeding.

(c)            REIT Matters. Any purchase pursuant to this Section 9.5 shall be structured, documented and consummated in a manner that preserves the Mezzanine Loan Safe Harbor and the qualification of each REIT Noteholder as a REIT, and the provisions of this Article IX shall apply to any such purchase, including with respect to the resulting adjustment of the Pro Rata Shares of the Noteholders. Notwithstanding the foregoing, in no event shall A-1 Noteholder or A-3 Noteholder have any obligation to sell any portion of Note A-1 or Note A-3 if the sale would result in the retained Note A-1 or retained Note A-3 failing the Mezzanine Loan Safe Harbor or cause any REIT Noteholder to fail to qualify as a REIT or would cause any REIT compliance or exemption issues or adverse tax, 40 Act or regulatory consequences to any REIT Noteholder.

(d)            Retention of Control. So long as the A-1 Noteholder or the A-3 Noteholder retains any interest in the Note A-1 or Note A-3, as applicable, such Noteholder shall retain all consent, approval and control rights under the applicable Note under this Agreement, regardless of percentage interest owned by A-2 Noteholder or its affiliates. A-2 Noteholder shall acquire such consent, approval and control rights with respect to a Note only upon acquisition of one hundred percent (100%) of such Note.

(e)            Replacement of Administrative Agent and Lender. Upon the acquisition by A-2 Noteholder of one hundred percent (100%) of each of Note A-1 and Note A-3 pursuant to this Section 9.5, A-2 Noteholder shall have the right, exercisable by written notice to Administrative Agent, (i) to remove the then-acting Administrative Agent, without regard to the notice, cure and Required Noteholder requirements of Section 2.9, and (ii) to appoint itself or its designee (which shall be a Qualified Transferee) as successor Administrative Agent and as the replacement “Lender” under the Loan Agreement and the other Loan Documents, and the retiring Administrative Agent shall promptly execute and deliver such assignments, notices, resignations and other instruments, and take such other actions, as are reasonably necessary to effect such replacement and to cause the Borrower and any other party to the Loan Documents to recognize A-2 Noteholder or its designee as the Lender and Administrative Agent thereunder. Except as provided in this Section 9.5(e), no Noteholder shall have any right to cause itself or any other Person to be substituted as, or to designate a replacement, “Lender” or Administrative Agent under the Loan Agreement.

9.6           Additional Requirements.

(a)            No Noteholder shall agree to any modification of the Loan Documents that would provide for any interest or other amount contingent on, or determined by reference to, the income or profits of any Person (other than a permitted fixed percentage of receipts or sales), any equity participation or “kicker,” or any provision of services to tenants that would generate impermissible tenant service income for a REIT Noteholder.

(b)            The Administrative Agent shall furnish to each REIT Noteholder, promptly upon request, such financial and other information regarding the Loan, the Collateral, the Borrower and the Property as such Noteholder reasonably requires to determine or confirm compliance with the REIT asset and income tests and the Mezzanine Loan Safe Harbor and shall provide tax information reporting reasonably requested by such Noteholder.

(c)            The Administrative Agent and each Noteholder shall reasonably cooperate with any Noteholder to preserve the Mezzanine Loan Safe Harbor and any REIT Noteholder’s qualification as a REIT.

9.7           Control; Conflicts. To the extent any provision of this Agreement or any other Loan Document would, if enforced as written, cause the Loan to fail the Mezzanine Loan Safe Harbor or cause any REIT Noteholder to fail to qualify as a REIT, such provision shall be applied and enforced only in the manner, and to the extent, that preserves such Mezzanine Loan Safe Harbor and such REIT qualification, and the provisions of this Article IX shall control over any conflicting provision of this Agreement. The rights of IIP under this Article IX are intended to be, and shall be administered consistently with, the Innovative Industrial Properties control rights under the Intercreditor Agreement.

[SIGNATURE PAGE FOLLOWS]

In witness whereof, the Initial Noteholders and Administrative Agent have caused this Agreement to be duly executed as of the day and year first above written.

ADMINISTRATIVE AGENT:

NREF OP IV REIT SUB, LLC,
a Delaware limited
liability company

By:	/s/ Paul A. Richards
	Name:	Paul Richards
	Title:	Authorized Signatory

INITIAL NOTEHOLDERS:

NREF OP IV SUBHOLDCO, LLC,
a Delaware limited liability company

By:	/s/ Paul A. Richards
	Name:	Paul Richards
	Title:	Authorized Signatory

IIP LIFE SCIENCE INVESTMENTS II LLC,
a Delaware limited liability company

By:	/s/ David Smith
	Name:	David Smith
	Title:	Authorized Signatory

Signature Page to Co-Lender Agreement

SCHEDULE 1*

*Omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Exhibit A*

LOAN DOCUMENTS

*Omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Exhibit B*

Notices

*Omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Exhibit C

COMMITMENTS AND PRO RATA SHARES

	Funded Commitment	Unfunded Commitment	Total Commitment	Pro Rata Share
A-1 Noteholder	$133,000,000	$0	$133,000,000	33.25%
A-2 Noteholder	$0	$245,000,000	$245,000,000	61.25%
A-3 Noteholder	$0	$22,000,000	$22,000,000	5.50%